Exhibit 11 - Computation of net earnings per share

                                                 Three months (13 Weeks) Ended
                                                 April 2, 1994   April 3, 1993
                                                  (Unaudited)     (Unaudited)
 Primary:

 Primary net earnings...........................   $34,879,954     $21,744,595

 Average shares outstanding
   (excludes dilutive effect of employee
   stock options because less than 3%)..........    87,106,539      86,793,734

 Primary net earnings per share.................        $.4004          $.2505

 Fully diluted:

 Fully diluted net earnings.....................   $34,879,954     $21,744,595

 Fully diluted average shares outstanding:
   Primary shares outstanding...................    87,106,539      86,793,734
   Dilutive effect of employee stock options....       355,280         440,254
                                                    87,461,819      87,233,988

 Fully diluted net earnings per share...........        $.3988          $.2493


     The information furnished has not been audited and is subject to year-end adjustments.